Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2018 relating to the consolidated financial statements and financial statement schedule of Otter Tail Corporation and subsidiaries, and the effectiveness of Otter Tail Corporation and subsidiaries’ internal control over financial reporting, appearing in Amendment No. 1 to the Annual Report on Form 10-K of Otter Tail Corporation and subsidiaries for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

May 3, 2018